Exhibit 5

November 19, 2014

The Board of Directors

Reliv’ International, Inc.

136 Chesterfield Industrial Boulevard

Chesterfield, Missouri 63005

Re:	Registration on Form S-8 of up to 1,000,000 Shares of Common Stock (the “Securities”) Pursuant to the Reliv’ International, Inc. (the “Company”) 2014 Equity Incentive Plan (the “Plan”)

Gentlemen:

In connection with the registration with the Securities and Exchange Commission of the Securities described above, you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities.

As counsel to the Company, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the Securities (the “Registration Statement”). We have examined and are familiar with the Company’s Certificate of Incorporation and Bylaws, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as provided for in the Plan, be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

                                     /s/ Lewis, Rice & Fingersh, L.C.